Exhibit 99.1

                                  PRESS RELEASE
                               UNIONBANCORP, INC.
                                Ottawa, Illinois


                                [GRAPHIC OMITTED]
                               UNIONBANCORP, INC.


News Release

FOR IMMEDIATE RELEASE

              UNIONBANCORP, INC. ANNOUNCES STOCK REPURCHASE PROGRAM


OTTAWA, IL, May 2, 2003 - Charles J. Grako, President and Chief Executive Officer of UnionBancorp, Inc. (NASDAQ: UBCD), today announced that the Board of Directors has approved a stock repurchase plan whereby the Company may repurchase from time to time up to 5% of its outstanding shares of common stock in the open market or in private transactions over the next 18 months. Purchases will be dependent upon market conditions and the availability of shares. The Company currently has outstanding 3,986,046 shares of common stock.

"The repurchase program optimizes the use of capital relative to other investment alternatives and benefits both the Company and the shareholders by enhancing earnings per share and return on equity," Grako remarked. "Sound capital management is one of our strengths and the repurchase program gives us the flexibility to maintain our strong capital position while further rewarding shareholders. This also reinforces the Board and Management's belief and confidence in the long-term viability of the organization."

At March 31, 2003, the Company had total consolidated assets of $779.4 million and consolidated stockholders' equity of $69.4 million.

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UnionBancorp, Inc. is a regional financial services company based in Ottawa,
Illinois, and devotes special attention to personal service and offers Bank, Trust, Insurance and Investment services at each of its locations. The Company's market area extends from the far Western suburbs of the Chicago metropolitan area across Central and Northern Illinois to the Mississippi River in Western Illinois.

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This release may contain "forward-looking" statements. Forward looking statements are identifiable by the inclusion of such qualifications as "expects", "intends", "believes", "may", "likely" or other indications that the particular statements are not based upon fact but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.


CONTACT:  Charles J. Grako                        Kurt R. Stevenson
          President and                           Vice President and
          Chief Executive Officer                 Chief Financial Officer
          UnionBancorp, Inc.                      UnionBancorp, Inc.
          (800) 352-8223                          (800) 352-8223
          Charlie.Grako@ubcd.com                  Kurt.Stevenson@ubcd.com

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